Exhibit 1.1

The following is a free translation of the French language document and is provided for information purposes only, and is of no binding or other legal effect. Only the original French language document shall govern with respect to the matters described herein.

By-Laws
of

a société anonyme with a share capital of 2,193,643,820 euros
542 107 651 RCS Paris
Registered office: 16-26 rue du Docteur Lancereaux, 75008 Paris

Amended by the Board Meeting of January 21, 2009

SECTION I
Form of Company – Purpose – Name – Registered office – Duration

Article 1
Form of company

The company is a société anonyme subject to the legislative and regulatory provisions applicable to this type of company, the laws specific to its governance, and these by-laws. The specific laws governing the company are law N° 46-628 dated April 8, 1946, on the nationalization of electricity and gas, law N° 86-912 dated August 6, 1986, law N° 2003-8 dated January 3, 2003, on the gas and electricity markets and public energy services, law N° 2004-803 dated August 9, 2004, on public electricity and gas services and electricity and gas companies, and law N° 2006-1537 dated December 7, 2006, on the energy sector.

Article 2
Purpose

The purpose of the company are to manage and exploit its assets, present and future, in all countries and by all means, and in particular:

-	prospecting, producing, processing, importing, exporting, purchasing, transporting, storing, distributing, supplying and marketing gas fuel, electricity and all other forms of energy;

-	trading in gas, electricity and all other forms of energy;

-	supplying services associated with the abovementioned activities;

-
carrying out the public service duties imposed on it by the applicable legislation and regulations, in particular law N° 46-628 dated April 8, 1946, on the nationalization of electricity and gas, law N° 86-912 dated August 6, 1986, law N° 2003-8 dated January 3, 2003, on the gas and electricity markets and public energy services, law N° 2004-803 dated August 9, 2004, on public electricity and gas services and electricity and gas companies, and law N° 2006-1537 dated December 7, 2006 on the energy sector;

-
studying, designing and carrying out all projects and all public or private works on behalf of all collective bodies and private individuals; preparing and concluding all treaties, contracts and transactions concerning the carrying out of said projects and works;

-
participating directly or indirectly in all operations or activities of any kind that may be associated with any of the abovementioned objects, or that are of a nature to assure the development of the company’s assets, including research and engineering work, by way of setting up new companies or enterprises, contributing, subscribing or purchasing shares or rights in companies, and acquiring stakes and participations of any kind whatsoever in all enterprises or companies, existing or yet to be set up, or by merger, association or in any other way;

-
creating, acquiring, renting or leasing of any personal and real property and business; leasing, setting up and operating all establishments, businesses, factories or workshops related to any of the preceding objects;

-	registering, acquiring, exploiting, conceding or transferring all processes, patents and licenses concerning activities related to any of the objects mentioned above;

-
obtaining, acquiring, leasing or operating, principally through subsidiaries or participating interests, all concessions and enterprises concerning the supply of drinking or industrial water to cities, the drainage and purification of waste water, desiccation and sanitation or irrigation operations, and the construction of any structure for the transport, protection and storage of water, together with all sales and service activities provided to collective bodies and private individuals in urban development and management of the environment;

-
and more generally carrying out all operations and activities of any kind, whether industrial, commercial, or financial, concerning movable property or real estate, including services such as insurance mediation either as agent or as authorized agent, either jointly or independently, together with research activities, where such operations or activities are related directly or indirectly, in whole or in part, to any of the aforementioned objects or any similar, complementary or related objects, or any objects that are of a nature to promote the development of the company’s business.

Article 3
Name

The name of the company is “GDF SUEZ.”

Article 4
Registered office

The registered office is located at Paris 16-26 rue du Docteur Lancereaux (75008). The Board of Directors is empowered to transfer the registered office to another location, subject to the prerogatives of the General Meeting of Shareholders, in accordance with the conditions laid down by the law.

Article 5
Duration

The company is established for a period ending on November 17, 2103, except in case of prorogation or early winding up.

SECTION III
Share capital – Shares

Article 6
Share Capital

The share capital is set at 2,193,643,820 euros. It is made up of 2,193,643,820 shares with a par value of (1) euro each. The shares are fully subscribed and paid up.

In accordance with art. 24.1 of law N° 2004-803 dated August 9, 2004, and decree N° 2007-1790, the share capital includes one “golden share” resulting from the conversion of one ordinary share belonging to the French government, with a view to preserving the essential interests of France in the energy sector, as regards the continuity and security of energy supply.

In accordance with the provisions of law N° 2004-803 dated August 9, 2004, the company is the beneficiary of all goods, rights, obligations, contracts and authorizations of all kinds, inside and outside of France, enjoyed by the public company Gaz de France on the date of its conversion, on November 19, 2004, this being the date of publication of the decree that set forth the initial by-laws of the company; this benefit is effective without giving rise to the levying of taxes, duties or rights of any kind whatsoever, and more generally shall be effective within the conditions laid down by the aforementioned law.

The share capital may be increased, reduced or amortized, under the conditions laid down by the law.

In accordance with law N° 2006-1537 dated December 7, 2006, more than one third of the company’s share capital must be held at all times by the French government.

Article 7
Paying up of Shares

In case of a share capital increase, the shares shall be paid up in accordance with the law and the decisions of the Extraordinary General Meetings of Shareholders and of the Board of Directors.

The amounts remaining to be paid up in cash on the shares shall be called up by the Board of Directors, which shall determine the dates and the amounts of the calls for funds.

Any shareholder who does not make payment on the shares they hold by the due date shall owe the company late payment interest ipso jure, calculated on a day by day basis as of the due date, at the statutory rate of interest for commercial matters plus three points, without prejudice to judicial enforcement measures.

Article 8
Form of Shares issued by the Company

The shares shall be in the form of registered or bearer shares, subject to the relevant legal conditions.

The shares and all other securities issued by the company shall be registered in a ledger, in accordance with the conditions and modalities laid down by the relevant laws and regulations.

In cases where the securities take material form, the Board of Directors may empower any person, even those outside of the company, to sign them.

Article 9
Transfer of Securities issued by the Company

9.1  The shares shall be fully negotiable. Transfer of shares shall be carried out by transfer from account to account, according to the rules laid down by the law and regulations.

9.2  In order to identify bearer shares, the company may, subject to the conditions imposed by the law and regulations, and subject to the sanctions laid down by the Commercial Code, ask the central depositary responsible for accounting for issued securities to provide information making it possible to identify holders of company securities conferring the right to vote, either immediately or in the future, in the General Meetings of Shareholders, and in particular the number of securities held by each shareholder.

If the securities are registered, giving access to the capital of the company either immediately or in the future, the intermediary registered under the conditions laid down by the Commercial Code is required to reveal the identity of the owner of the securities at the simple demand of the company or its agent, which demand may be made at any moment.

Failure by holders of securities or their intermediaries to comply with their obligation to provide the information specified above, under the conditions laid down by the law, shall lead to the suspension or even the withdrawal of the voting rights and the rights to receive dividend payments attached to the shares.

9.3  Apart from the thresholds laid down in art. L.233-7 of the Commercial Code, any natural or legal person, either acting alone or in concert, who comes to hold, directly or indirectly, a fraction equal to or greater than 0.5% of the share capital or voting rights, or securities giving access to this level of share capital in the future, is obligated to inform the company of this by registered letter with proof of delivery, within a period of five trading days from the time the 0.5% threshold is crossed, stating their identity and that of any persons acting in concert with them, and also stating the number of shares, voting rights or securities giving access to capital in the future, held directly or indirectly by them, or held in concert. This duty of information also applies to each additional fraction of 0.5% of the share capital or voting rights or securities giving access to capital in the future; the thresholds for declaration shall be determined in accordance with the provisions of this paragraph and with the provisions of articles L. 233-7 and L. 233-9 of the Commercial Code and the applicable regulations. This same duty of information applies, within the same time period, if the threshold of 0.5% or a multiple thereof is crossed in a downward direction.

The intermediary registered as the holder of shares in accordance with the seventh paragraph of article L.228-1 of the Commercial Code is required to make the declarations laid down in this article for all the shares for which they are registered, without prejudice to the obligations of the owner of the shares.

In accordance with the provisions of article L. 233-7 of the Commercial Code, in case of failure to comply with the above provisions, one or more shareholders holding more than 0.5% of the share capital or voting rights may demand application of the sanctions laid down in the first two paragraphs of article L.233-14 of the Commercial Code.

Article 10
Rights and Obligations Attached to Shares

10.1  Each share gives the right to a share in the ownership of the company’s assets and to a share in the profits and liquidation surplus, in proportion to the fraction of the share capital that it represents.

10.2  All shares, both old and new, are fully equal from the moment they start to bear dividends, provided that they are of the same type and are paid up to the same extent; when sharing in profits, and in case of full or partial repayment of their nominal capital, they shall receive the same net amount, with all the taxes and duties to which they are liable being shared equally among them.

10.3  Shareholders shall be liable for losses only up to the amount of their contribution.

10.4  Further, each share confers the right to vote and to be represented at the General Meetings of Shareholders, in accordance with legal and corporate conditions. Ownership of a share carries with it compliance ipso jure with these by-laws and all decisions of the General Meetings of Shareholders of the company.

10.5  Any time it is necessary to own several shares in order to exercise any particular right, in case of exchange, regrouping or attribution of shares, or as a result of a capital increase or decrease, merger or other operation affecting the company, owners of single shares or holding less than the number of requisite shares can exercise such right only by personally grouping and, as the case may be, purchasing or selling the necessary shares or rights.

Article 11
Voting Rights Attached to Shares

Unless otherwise laid down by law, each shareholder shall have the number of voting rights and shall be able to cast the number of votes in the General Meeting of Shareholders corresponding to the number of paid up shares that the shareholder owns.

Article 12
Indivisibility of Shares – Usufruct

12.1  Shares are indivisible with respect to the company.

12.2  Co-owners of shares, which are indivisible, shall be represented in the General Meeting of Shareholders by only one of them, or by a single proxy. In case of failure to agree, the proxy shall be appointed by the court, at the request of the co-owner who first so requests.

12.3  The voting rights attached to a share belong to the usufructuary owner in Ordinary General Meetings of Shareholders, and to the bare owner in Extraordinary General Meetings of Shareholders.

SECTION III
Board of Directors

Article 13
Composition of the Board of Directors

13.1 Until the close of the Ordinary Shareholders’ Meeting called in 2010 to approve the accounts for financial year 2009, the Company shall be administered by a Board of Directors made up of not more than 24 members, including:

•	the representatives of the French State appointed in accordance with the amended Article 2 of the decree-law dated October 30, 1935; and

•
three Directors representing the employees of the Company and those of its subsidiaries, direct or indirect (defined in accordance with the law), whose registered office is located on French territory (including one Director elected by the employees of the engineers, executives and equivalents category), and a Director representing the shareholder-employees, appointed respectively as laid down by Articles L. 225-27 et seq. and L. 225-23, the third paragraph of Article L. 225-25 and the fourth paragraph of Article L. 225-106 of the French Commercial Code.

The Directors representing employees must be appointed within a period of six months of the transfer to the private sector of the majority of the share capital; as the terms of office of the Directors elected by the employees pursuant to the provisions of the law dated July 26, 1983, shall terminate on the date of transfer to the private sector, the Board of Directors shall in the meantime not include any Directors representing the employees. The Director representing the shareholder-employees shall be appointed at the first Ordinary Shareholders’ Meeting after the transfer to the private sector of the majority of the share capital.

In accordance with the provisions of articles L. 225-17, L. 225-23 and L. 225-27 of the Commercial Code, as of the close of the Ordinary General Meeting held in 2010 to approve the accounts for financial year 2009, the Board of Directors shall be made up of not more than 22 members, including the government representatives appointed in accordance with the amended article 2 of the decree-law dated October 30, 1935, as well as three directors elected by the employees and one director representing the shareholder-employees, appointed as laid down above.

13.2  The term of office of all of the directors shall be four (4) years, expiring at the end of the Ordinary General Meeting called to approve the accounts for the past financial year and held in the year during which the term of office expires; any replacement can only hold office for the remaining period of the term of office.

By derogation from the above, among the directors appointed by the General Meeting of Shareholders on July 16, 2008, there shall be:

(i)	one (1) director appointed for a period expiring at the close of the Ordinary General Meeting held in 2010 to approve the accounts for financial year 2009;

(ii)	five (5) directors appointed for a period of three (3) years expiring at the close of the Ordinary General Meeting held in 2011 to approve the accounts for financial year 2010.

The other directors appointed by the General Meeting of Shareholders on July 16, 2008 shall be appointed for a period of four (4) years expiring at the close of the Ordinary General Meeting held in 2012 to approve the accounts for financial year 2011.

The members of the Board of Directors shall be elected by the General Meeting of Shareholders, subject to the special rules applying to the government representatives appointed under the terms of the decree-law dated October 30, 1935, and to the directors representing the employees and the director representing the shareholder-employees.

13.3  The representatives of the employees and the representative of the shareholder-employees shall be appointed respectively (i) in accordance with the provisions of Articles L. 225-28 and L. 225-23 of the French Commercial Code and (ii) in accordance with the provisions of this article.

1.  Directors elected by the employees of the Company and those of its subsidiaries, direct or indirect, whose headquarters are situated on French territory

The election procedure for each position of Director representing members of personnel is as provided for by the applicable laws and regulations.

In particular:

•	for the Director elected by employees of the engineers, executives and equivalents category, the election shall be by two-round majority vote;

•	for the Directors elected by the other employees category, the election shall be from a list of candidates using the largest remainder proportional representation system, without vote-splitting.

The electors and those eligible are the employees of the Company and those of its subsidiaries, direct or indirect (defined in accordance with the law), with headquarters located on French territory, who meet the conditions provided by law.

Each candidacy for the directorship representing the engineers, executives and equivalents category must include not only the name of the candidate but also a possible replacement. The winner of the election shall be the candidate who obtains an absolute majority of the votes in the first round, or a relative majority in the second round.

Each list of candidates for the directorships representing the other employees category must have twice as many candidates as there are directorships to be filled.

In the case of a tie, the candidates validly employed for the longest period of time shall be declared to have been elected.

The members of the Board of Directors elected by the employees following the transfer of the majority of the share capital to the private sector shall take office at the first meeting of the Board of Directors to be held after the announcement of the definitive results of the first election. Subsequent members shall take office on expiry of the terms of office of the outgoing members.

Subject to the provisions of Article 13.1 concerning the election of the first Directors representing the employees following the transfer to the private sector of the majority of the share capital, the elections shall be organized by the Company within a period of six months prior to the normal end of the term of office of the outgoing board members representing the employees.

For each election, the Board of Directors shall set the voting date so as to comply with the following periods.

The periods to be observed for each stage of the election are as follows:

•	the election date must be published at least eight weeks prior to the date of the vote;

•	voter registers must be published at least six weeks prior to the date of the vote;

•	candidacies must be registered at least five weeks prior to the date of the vote;

•	lists of candidates must be published at least four weeks prior to the date of the vote;

•	the documents necessary for voting by mail must be sent at least three weeks prior to the date of the vote.

Candidacies other than those proposed by one or more of the trade union organizations must be accompanied by a document bearing the names and signatures of one hundred electors.

Voting shall be by mail or by internet, according to the terms and conditions announced after consultation with the trade union organizations.

The polling stations shall be responsible for the correct counting of the votes; the number of polling stations and the electoral areas covered by them shall be set by the Board of Directors. Each polling station shall be made up of three members who are electors, appointed by the general management, with the eldest of them acting as president.

The votes shall be counted in each polling station immediately after the closing of the vote; a report of the results shall be drawn up at the end of the counting operations by the president of the polling station.
The report of the results shall be sent immediately to the headquarters of the Company where there shall be a station for centralizing the results, in order to draw up the summary report and declare the results.

The voting terms and conditions not provided by the provisions of the applicable laws or regulations or by these by-laws shall be specified by the general management after consulting the trade union organizations within the Company.

In the event that the position of Director elected by the employees becomes vacant, the vacant directorship shall be filled in accordance with Article L. 225-34 of the French Commercial Code.

The terms of office of the Directors elected by the employees in accordance with this Article 13.3 shall come to an end either upon declaration of the results of the election that the Company is required to hold under the conditions set forth above, or in the case of the termination of the Director’s contract of employment, or in the case of a removal from office pursuant to the conditions provided by the applicable laws or regulations, or in the case of Directors appointed by the General Shareholders’ Meeting, for other reasons provided by law.

2.  Director representing the shareholder-employees

The representative of the shareholder-employees shall be elected by the Ordinary Shareholders’ Meeting from among the shareholder-employees or from among those employees who are members of the supervisory board of a corporate mutual fund holding shares in the Company.

This Director shall be elected by the Ordinary Shareholders’ Meeting upon motion by (i) the shareholder-employees of the Company or of the associated companies or groups within the meaning of Article L. 225-180 of the French Commercial Code with respect to Company savings plans, (ii) employees or former employees holding units in the mutual fund, and (iii) the shareholder-employees during the period of non-transferability for legal or taxation reasons, under the mandatory profit sharing scheme as provided in Article L. 3324-10 of the French Labor Code.

The candidates for the position of Director representing the shareholder-employees shall be appointed in accordance with the applicable legal provisions, and in particular under the following conditions:

a)
when the employees hold shares through the intermediary of a mutual fund, and when the voting rights attached to these shares are exercised by the members of the supervisory boards of these funds, two candidates shall be nominated from among the members of these boards.

If there is more than one mutual fund, the Board of Directors shall be empowered to group together the supervisory boards of the mutual funds holding the investments of the shareholder-employees in France on the one hand, and on the other, the supervisory boards of the mutual funds holding the investments of the employees abroad. In such a case, each grouping of funds can appoint not more than two candidates;

b)
when the employees (i) hold the shares through the intermediary of a mutual fund and when the voting rights attached to these shares are exercised directly by the shareholder-employees who hold units in these funds, or (ii) when the employees hold the shares directly, the candidates shall be appointed by a vote among the shareholder-employees, according to conditions defined below.

Consultation of the employees may take place by any technical means that ensures the reliability of the vote, including electronic voting or voting by post. Each shareholder-employee shall have a number of votes equal to the number of shares held by them, either directly or indirectly through units in a corporate mutual fund in which voting rights are exercised individually.

Only candidates who have obtained more than 5% of the votes cast in the consultation of the shareholder-employees may be presented for election by the General Shareholders’ Meeting. In the event that no candidate reaches the threshold of 5%, the two candidates who have obtained the largest number of votes shall be presented for election by the Ordinary Shareholders’ Meeting.

For the purposes of application of paragraph 2) a) above, prior to the Ordinary Shareholders’ Meeting, the Board of Directors shall consult the supervisory boards of the mutual funds with a view to appointing one or more candidates.

For the purposes of application of paragraph 2) b) above, prior to the Ordinary Shareholders’ Meeting, the Board of Directors shall announce the rules for consulting the shareholder-employees who exercise their voting rights directly, with a view to appointing their candidate(s).

Those members of personnel of the Company or of the affiliated companies or groups within the meaning of Article L. 225-180 of the French Commercial Code and who meet the conditions provided by law shall be eligible.

The rules for the appointment of candidates not defined by the law or by these by-laws shall be determined by the general management.

The Chairman of the Board of Directors shall draw up a list of all candidates validly appointed under the terms of a) and b) above. The number of candidates on this list must be at least double the number of directorships to be filled.

The Ordinary Shareholders’ Meeting shall vote on all the candidates validly represented, and the candidate who obtains the most votes shall be appointed as Director representing the shareholder-employees.
The director thus appointed to represent the shareholder-employees shall have the same status and the same powers and responsibilities as the other directors. Subject to the co-optation rules, which do not apply to this director, the transfer of their position shall be subject to the same rules as for the other directors. Further, their term of office shall expire ipso jure should they lose (i) their status as employee of the company or of the companies or groups associated with it in the sense of article L. 225-180 of the Code de Commerce or (ii) their status as shareholder in the company, either individually or through the intermediary of a corporate joint investment fund, unless in the latter case they manage to regularize their position within three months.

13.4  Except for cases of resignation, recall or death, or the specific cases leading to termination of the office of the administrator representing the shareholder-employees, the term of office of a director appointed by the General Meeting of Shareholders shall end at the close of the Ordinary General Meeting of Shareholders called to approve the accounts for the previous financial year and held in the year during which the term of office is due to expire.

In the case of a vacancy due to the death or resignation of one or more directors appointed by the General Meeting of Shareholders, the Board of Directors may between two General Meetings of Shareholders replace the directors whose position has become vacant during the term of office.

However, if the number of sitting directors falls below the legal minimum, the Board of Directors or, by default, the auditors, must immediately convene an Ordinary General Meeting of Shareholders in order to make up the required number of directors.

Temporary appointments made by the Board of Directors must be submitted for ratification by the next General Meeting of Shareholders.

If the temporary appointments are not ratified by the General Meeting of Shareholders, the decisions taken and actions performed by the directors temporarily appointed, or with their concurrence, shall nevertheless remain valid.

These provisions do not apply in the case of vacancy, for any reason whatsoever, of the position of director elected by the employees or director representing the shareholder-employees.

In the case of a vacancy of the position of director elected by the employees, the position shall be filled according to the conditions and modalities laid down in article L. 225-34 of the Commercial Code.

In the case of a vacancy, for any reason whatsoever, of the position of director representing the shareholder-employees, the candidates to replace them shall be selected in accordance with the provisions set forth in article 13.3 above, at the latest before the next General Meeting of Shareholders, or, if the next meeting is to be held fewer than four months after the position has become vacant, before the subsequent General Meeting of Shareholders. Until a replacement is appointed, the Board of Directors may validly meet and take decisions.

A director appointed to replace another can only hold office for the remaining period of office of their predecessor.

13.5  The General Meeting of Shareholders shall set the amount of the attendance fees awarded to directors.
The costs incurred by directors in carrying out their duties shall be reimbursed by the company, on presentation of receipts.

The representatives of the employees shall be credited with a number of hours equal to half the statutory work period.

13.6  Each director must own at least fifty (50) shares in the company, except in case of dispensation from the applicable legal or regulatory provisions.

13.7  Following the Chairman’s initiative, the Board of Directors may, depending on the agenda, call on members of the company or people outside it to attend meetings of the board, without them being able to vote on decisions.

The Works Council or the body that takes its place shall appoint one of its members to attend the Board of Directors, without such member being able to vote on decisions.

The Chairman or the President shall provide each director with all the documents and information necessary for them to carry out their duties.

13.8  The Ordinary General Meeting of Shareholders may appoint one or more observers to the company, up to a maximum number of four; these may be natural or legal persons, chosen from among the shareholders or not. The term of office of the auditors shall be four years, and shall expire at the close of the Ordinary General Meeting called to approve the accounts for the previous year and held in the year during which the term of office is due to expire.

The terms under which the observers carry out their duties shall be decided by the Board of Directors.

The observers may be re-elected indefinitely; they may be dismissed at any time by a decision of the General Meeting of Shareholders.

Observers may be appointed provisionally by the Board of Directors, subject to ratification by the next General Meeting of Shareholders.

The observers may be summoned by the Chairman of the Board to attend meetings of the Board of Directors.

13.9  The persons summoned to attend deliberations of the Board of Directors shall have the same obligations of confidentiality as the directors.

Article 14
Meetings of the Board of Directors

14.1  Directors shall be summoned to meetings of the Board of directors in accordance with the conditions laid down by law and those laid down by the Board itself; they may be summoned by any means.

If the Board of Directors has not met for more than two months, a number of directors equal to at least one third of the board membership may ask the Chairman to convene a meeting with respect to a particular agenda.

Meetings of the Board shall be held at whatever location is mentioned in the convening notice.

14.2  Decisions shall be taken according to the conditions for a quorum and majority laid down by law. In case of a tied vote, the Chairman shall have the casting vote.

The Chairman may take the initiative to hold meetings of the Board of Directors by videoconference, Internet conferencing or other telecommunication means, within the limits and under the conditions laid down by the applicable laws and regulations, and, as the case may be, the Board’s internal regulations.

14.3  The minutes shall be drawn up and copies or extracts of the deliberations shall be delivered and certified in accordance with the law.

Article 15
Powers of the Board of Directors

15.1  The powers of the Board of Directors are those conferred on it by law.

15.2  The Board of Directors may set up committees from within its membership to study any matters relating to the company that are submitted to such committees by the Chairman or the Board itself. The Board of Directors shall set the composition, duties and operating rules of these committees.

In general, the Board of Directors shall decide which corporate governance rules and principles to adopt, such as it considers will facilitate its own operation and ensure transparent management of the company. These principles and rules, including those concerning committees of the Board of Directors, shall be set forth in the Internal Regulations adopted by the Board.

15.3  The Board of Directors may entrust any special permanent or temporary duties as it determines to one or more of its members or to any other person outside of the Board.

Article 16
Chairman and Vice-Chairmen of the Board of Directors

The Board of Directors shall elect a Chairman and a Vice-Chairman or several Vice-Chairmen from among its members. Their term of office shall not exceed that of their term of office as Director. Their appointments may be renewed in the same manner in which they were initially appointed.

Whatever the term for which appointed, the term of office of the Chairman shall expire at the latest at the close of the Ordinary Shareholders’ Meeting called to approve the accounts for the preceding financial year and held during the year in which the Chairman reaches the age of 65.

Meetings of the Board of Directors shall be chaired by the Chairman, or in the latter’s absence by the Vice-Chairman or one of the Vice-Chairmen or, failing that, by a Director chosen by the Board of Directors at the beginning of the meeting.

The Chairman of the Board of Directors shall represent the Board of Directors, organize and manage its work and report on it to the General Shareholders’ Meeting. The Chairman shall ensure the correct functioning of Company board of directors, and in particular shall ensure that the Directors are able to carry out their duties.

Article 17
General Management

17.1  Subject to of the powers expressly attributed by the law to General Meetings of Shareholders, the powers specially invested by the law in the Board of Directors and the limits imposed by the company purpose, together with the provisions of articles 13 to 15 of law N° 2004-803 dated August 9, 2004, general management of the company shall be entrusted, under the responsibility of the Chairman of the Board of Directors, either to the latter or to another natural person appointed by the Board of Directors, with the title of Chief Executive Officer. Decisions by the Board of Directors concerning the choice between these two methods for the exercise of general management shall be taken in accordance with these by-laws.

Shareholders and third parties shall be informed of this in accordance with the conditions laid down by the law and regulations.

The Chief Executive Officer shall have the most extensive powers to act in the name of the company in all circumstances. He or she shall exercise these powers within the limits of the company’s purpose, and subject to those powers which the law expressly attributes to the General Meeting of Shareholders and to the Board of Directors.

Whatever the period for which appointed, the term of office of the Chief Executive Officer shall expire at the latest at the close of the Ordinary General Meeting of Shareholders called to approve the accounts for the preceding financial year and held during the year at which the Chairman reaches the age of 65.

When the office of Chief Executive Officer is held by the Chairman of the Board of Directors, the provisions of the by-laws and of the law relating to the Chief Executive Officer apply.

17.2  In accordance with the conditions laid down by law, the Board of Directors may appoint one other person to assist the Chief Executive Officer, with the title of President, who may only be chosen from among the members of the Board of Directors. In the case where a President is appointed, this person shall also be appointed Vice-Chairman of the Board of Directors under the terms of article 16 of these by-laws.

Whatever the period for which appointed, the term of office of the President shall expire at the latest at the close of the Ordinary General Meeting of Shareholders called to approved the accounts for the preceding financial year and held during the year in which the President reaches the age of 65.

The Board of Directors shall determine the extent and duration of the powers entrusted to the Chief Executive Officer and President respectively, in accordance with the conditions laid down by law. In dealings with third parties, the President shall have the same powers as the Chief Executive Officer.

The Chief Executive Officer and the President shall each have the facility to delegate part of their powers to as many representatives as they see fit.

Article 18
Government Commissioner

In accordance with article 24.2 of law N° 2004-803 dated August 9, 2004, the Minister for Energy shall appoint a government commissioner to the company, who shall attend meetings of the Board of Directors and its committees in a consultative capacity, and who may present observations to any General Meeting of Shareholders.

Article 19
Regulated Agreements

Any agreement made directly or through an intermediary between the company and a member of the Board of Directors, its Chief Executive Officer, a President or a shareholder holding more than 10% of the voting rights, or if the shareholder is a company, the company controlling it in the sense of article L.233-3 of the Commercial Code, must be submitted to the Board of Directors for prior approval.

The same applies to agreements in which one of the persons mentioned in the preceding paragraph is indirectly involved, and to agreements between the company and another enterprise, if one of the directors, the Chief Executive Officer or one of the deputy chief executive officers (directeur généraux délégués) of the company is an owner, partner with unlimited liability, manager, director, member of the supervisory board or in general a manager of the company concerned.

The independent directors can, in the interest of the company, put forward recommendations on such agreements to the Board of Directors.

The provisions of the three paragraphs above do not apply to agreements concerning day-to-day operations conducted at arm’s length, which shall be subject to the formalities laid down in article L.225-39 of the Commercial Code.

SECTION IV
General Meetings of Shareholders

Article 20
Holding of the General Meetings of Shareholders

20.1  Ordinary and Extraordinary General Meetings of Shareholders, as well as any Special Meetings that may be convened, shall meet and form decisions in accordance with the conditions laid down by law.

The General Meetings of Shareholders shall be held at the registered office or at any other place indicated in the convening notice.

The meetings shall be chaired by the Chairman of the Board of Directors, or in the absence of the Chairman by the Vice-Chairman of the Board, or in the latter’s absence by a director specially appointed for this purpose by the Board of Directors. Failing this, the meeting shall elect its Chairman itself.

20.2  All shareholders are entitled to attend General Meetings of Shareholders, provided that the amounts called up on their shares have been fully paid up.

The right to participate or be represented in General Meetings of Shareholders is subordinated to the requirement that the shares be inscribed in the shareholder’s name by midnight Paris time on the third working day before the General Meeting, either in the register of registered shares kept by the company, or in the register of bearer shares kept by the accredited intermediary.

The Board of Directors may if it considers it useful have personal, named entrance cards issued to the shareholders and require these cards to be produced in order to gain admittance to the General Meeting.

If the Board of Directors so decides at the time of convening the General Meeting, shareholders may participate in the meeting by videoconference or by any means of telecommunication or remote transmission, including the Internet, provided such means enables the shareholder to be identified according to the conditions and rules laid down by the applicable regulations.

In the event of such a decision, it shall be announced in the notice of the Board meeting published in the legal gazette (“Bulletin des annonces légales obligatoires (BALO)”).

20.3  Any shareholder may be represented at any of the General Meetings by their spouse or by another shareholder.

The owners of shares mentioned in the seventh paragraph of article L.228–1 of the Commercial Code may be represented by a registered intermediary, in accordance with the conditions laid down by law.

20.4  All shareholders are also entitled to vote by correspondence, in accordance with the conditions and rules laid down by the law and regulations. Shareholders may send their proxy voting form or correspondence voting form, in accordance with the conditions and rules laid down by the law and regulations, either in paper form or, by decision of the Board of Directors duly published in the notice of the meeting and in the convening notice, by remote transmission.

Article 21
Powers of the General Meetings of Shareholders – Officers of the Meetings – Agenda

The General Meetings of Shareholders, and any Special Meetings, shall have the powers laid defined by law.

Two members of the meeting who are present and accept to do so, and who obtain the largest number of votes, shall act as vote tellers. The officers of the meeting shall appoint the Secretary, who need not be a shareholder.

An attendance sheet shall be kept in accordance with the conditions required by law.

The agenda of the meeting shall be drawn up by the author of the convening notice; however, one or more shareholders may have draft resolutions entered into the agenda, in accordance with the conditions laid down by law.

Article 22
Minutes

Minutes of the meetings shall be kept, and certified copies delivered in accordance with the conditions laid down by law.

SECTION V
Statutory Auditor

Article 23

The company accounts shall be audited by at least two head statutory auditors and at least two substitute statutory auditors.

SECTION VI
Financial Year – Accounts – Allocation of Profits – Payment of Dividends

Article 24
Financial year

The financial year begins on January 1 and ends on December 31.

Article 25
Accounts – Allocation of Profits

The accounts for the financial year shall be approved each year by the General Meeting of Shareholders. The profits shall be allocated in accordance with the law.

Article 26
Dividends

The profit for the financial year, less any losses for previous years, the amounts to be appropriated to the statutory reserve and any other sums to be appropriated to the reserves under the terms of the law, shall constitute the profit available for distribution.

From the profit available for distribution shall be deducted such sums as the meeting decides, on the proposal of the Board of Directors, to carry forward or to be appropriated to any reserves.

The balance of the profit available for distribution after the deductions mentioned above shall be divided equally between the shareholders as a dividend, pro rata of the nominal amount of their shares.

The General Meeting called to approve the accounts for the financial year is empowered to offer each shareholder the choice between payment in cash or in shares, in respect of the dividend or advances on dividends, in accordance with the applicable laws and regulations.

For all distribution of profits, reserves or premiums, or the distribution of assets in kind including negotiable securities, The General Meeting may, on the proposal of the Board of Directors, decide to carry out the regroupings necessary to obtain a whole number or assets or securities thus distributed.

SECTION VII

Article 27
Detachment of civil servants

In order to carry out the company purpose, and in accordance with applicable laws and regulations, in particular decree 85-916 dated September 16, 1985, civil servants may be detached to the company to carry out tasks of a technical, operational, financial, administrative, commercial, consulting, research, advisory or training nature, up to a maximum number of 50.

SECTION VIII
Winding up – Liquidation – Disputes

Article 28
Winding up – Liquidation

In the event of expiry or winding up of the company, the General Meeting of Shareholders shall determine the liquidation method and appoint one or more liquidators, whose powers it shall determine in accordance with the law.

The net liquidation proceeds, after extinguishing the liabilities and payroll charges, and after paying shareholders the non-amortized amounts of their shares, shall be divided among the shareholders.

Article 29
Disputes

All disputes that may arise concerning the affairs of the company during its period of existence or during its liquidation, either between its shareholders or its directors, or between the company and its directors, or between the shareholders themselves, shall be submitted to the court of competent jurisdiction where its registered office is located.